UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13th, 2007

UNIVERSAL TECHNICAL INSTITUTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31923	86-0226984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20410 North 19th Avenue, Suite 200, Phoenix, Arizona	85027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (623) 445-9500

None

(Former name or former address, if changed since last report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;  Compensatory Arrangements of Certain Officers.

(e) On November 13, 2007, the Compensation Committee of the Board of Directors of Universal Technical Institute, Inc. (the “Company”) approved a bonus plan for the Company’s 2008 fiscal year applicable to the Company’s employees, including an executive bonus plan applicable to the following officers:

Name	Position
John C. White	Chairman of the Board

Kimberly J. McWaters	President and Chief Executive Officer

Jennifer L. Haslip	Senior Vice President, Chief Financial Officer and Treasurer

Roger L. Speer	Senior Vice President of Custom Training Group and Support Services

Under the executive bonus plan, Mr. White may be paid an amount up to 60% of his base salary; Ms. McWaters may be paid an amount up to 75% of her base salary; and each of Ms. Haslip and Mr. Speer may be paid an amount up to 45% of their base salary. These bonus percentages for 2008 are the same as those for 2007 and are based on such officer’s responsibilities and competitive market practice. The bonus amount paid shall be determined by the Compensation Committee based solely on earnings before interest expense and income taxes (EBIT) measured on a consolidated basis. Payment of the full target bonus to each officer will depend on achievement of the EBIT target established by the Compensation Committee. Lesser bonus amounts will be paid in proportion to the level of EBIT achieved. No bonus amount will be paid unless a minimum EBIT threshold is achieved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL TECHNICAL INSTITUTE, INC.

Dated:	November 23rd, 2007	By: /s/ Chad A. Freed
Name: Chad A. Freed Title: Senior Vice President and General Counsel